EXHIBIT 4.21
ALL ASSETS DEBENTURE
GIVEN BY
Corgi Classics Ltd
IN FAVOUR OF
COFACE RECEIVABLES FINANCE LIMITED
Note to HM Land Registry: Clauses 12.2 and 12.4 of this fixed and floating charge contain a consent for the entry of a restriction against each affected registered title.

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THIS CHARGE is made on the date shown immediately after the Sixth Schedule hereto BY THE PARTY DESCRIBED IN THE FIRST SCHEDULE HERETO (the “Company”) of the one part in favour of COFACE RECEIVABLES FINANCE LIMITED registered in England and Wales with number 04933860 (the “Security Holder”) of the other part.
1.	COVENANT TO PAY
1.1	The Company agrees with the Security Holder:
1.1.1	to pay the Secured Monies, which are now or shall be due, owing and payable to the Security Holder, in accordance with the terms of the transaction, security, instrument or other obligation giving rise to the Company’s Indebtedness to the Security Holder, including those under the Financing Agreement; and

1.1.2	to discharge all obligations and liabilities, whether actual, accruing or contingent, now or in future due, owing or incurred to the Security Holder by the Company, in whatever currency denominated and on whatever account and howsoever arising, whether alone or jointly and in whatever style, name or form and whether as principal or surety.
2.	CHARGING PROVISIONS
2.1	As security for the discharge of the Secured Liabilities, the Company, with full title guarantee, now gives the following mortgages and charges in favour of the Security Holder, namely:
2.1.1	a fixed charge by way of legal mortgage on all freehold and leasehold property owned by the Company, including but not limited to land of which the Company is registered as proprietor at H.M. Land Registry (details of which are set out in the Second Schedule to this deed);

2.1.2	a fixed charge on all of the following assets, whether now or in future belonging to the Company or to which the Company may be entitled:
(i)	the freehold and leasehold properties of the Company not effectively mortgaged under clause 2.1.1 including such as may hereafter be acquired;

(ii)	all fixtures and fittings (including trade fixtures and fittings) and fixed plant and machinery in, on or attached to the property subject to the legal mortgage under clause 2.1.1 and all spare parts, replacements, modifications and additions for or to the same and the benefit of all contracts and warranties relating to the same;

(iii)	any other freehold and leasehold property which the Company shall own, together with all fixtures and fittings (including trade fixtures and fittings) and fixed plant and machinery in, on or attached to such property and all spare parts, replacements, modifications and additions for or to the same and the benefit of all contracts and warranties relating to the same;

(iv)	all plant and machinery and other equipment listed in the Fourth Schedule and all spare parts, replacements, modifications and additions for or to the same and the benefit of all contracts and warranties relating to the same;

(v)	all fixed plant and machinery, including all spare parts, replacements, modifications and additions for or to the same, not listed in the Fourth Schedule and the benefit of all contracts and warranties relating to the same;

(vi)	all goodwill, unpaid and/or uncalled capital for the time being of the Company;

(vii)	all the Company’s Intellectual Property;

(viii)	all the Company’s Securities;

(ix)	all loan capital, indebtedness or liabilities on any account or in any manner owing to the Company from any Subsidiary of the Company or from any other Group Company;

(x)	all amounts realised by an administrator or liquidator of the Company, upon enforcement or execution of any order of the Court under Part IV of the Insolvency Act 1986;

(xi)	all documents of title to any item of property which at any time and for any purpose has been or may be deposited with the Security Holder;

(xii)	the assets mentioned in the title documents referred to in the immediately preceding sub-paragraph;

(xiii)	all monies from time to time payable to the Company under or pursuant to the insurances, including without limitation the right to the refund of any premiums;

(xiv)	all the Company’s Fixed Charge Debts;

(xv)	all claims and causes of action, including (without limitation) claims for breach of duty or restitution;
2.1.3	a floating charge on the remainder of the undertaking, property rights and assets of the Company whatsoever and wheresoever, both present and future,

not subject to the above charges and any Items not effectively charged as fixed charges under clause 2.1.1 and 2.1.2 above including all the Company’s Floating Charge Debts present and future.
2.2	If the Security Holder shall enforce any of the above charges then the floating charges created by this deed shall immediately and without further formality become fixed charges. However, the Security Holder may also at any time give written notice to the Company immediately converting all or any of the floating charges into fixed charges in respect of the whole or any part of the Mortgaged Property subject to such floating charges except where any Moratorium is applied for or in force, when no notice may be given until any application is rejected or upon the expiry of such Moratorium. Such written notice may contain all such instructions to the Company as are necessary to ensure the fixed nature of such charges.

2.3	This deed shall take effect subject to the provisions of the prior Encumbrances over the Company’s assets detailed in the Third Schedule, except as otherwise varied by any separate deed.

2.4	The floating charges created by this deed shall, unless otherwise agreed by the Security Holder in writing, automatically and without notice be converted into fixed charges:
2.4.1	as to such part of the Mortgaged Property as may become subject to any Encumbrance (unless either detailed in the Third Schedule or permitted in writing by the Security Holder) or to any disposition or dealing prohibited by this deed (unless permitted in writing by the Security Holder) immediately preceding such part becoming subject thereto; or

2.4.2	as to such part of the Mortgaged Property as may become subject to seizure or sale under any form of distress sequestration, diligence, or execution or other legal process thereon being threatened immediately preceding such part becoming subject thereto; or

2.4.3	upon the Company becoming Insolvent, (unless it is an event in sub-clauses (7)(10)(11) and (12) of the definition of Insolvent).
This clause 2.4 shall be ineffective whilst any Moratorium is applied for or in force until the application is rejected or the Moratorium expires. Following such conversion into a fixed charge the Security Holder may give such further instructions as are necessary to ensure the fixed nature of the charges.
2.5	Without affecting the fixed nature of the charges hereby created (or intended to be created) the Security Holder, until notice to the contrary be given to the Company, hereby consents to the Company disposing of any part of a fixture, fitting, plant or machinery which is worn out, inoperative or in need of replacement for the continued working of the relevant fixture, fitting, plant or machinery provided that (i) the same be forthwith replaced by a spare or replacement part enabling such continued working; (ii) that any monies obtained from the scrap or salvage value of such item be forthwith paid into a bank account under the Security Holder’s control.

2.6	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 (as introduced by the Enterprise Act 2002) applies to all the floating charges hereby created and the floating charges hereby created are qualifying charges for the purposes of the said paragraph 14. The Security Holder may appoint an Administrator of the Company at any time after an Act of Default or other event as a result of which this security shall become enforceable. Such appointment shall be for the purposes and upon the terms contained in the said Schedule B1 to the Insolvency Act 1986.

3.	COMPANY’S OBLIGATIONS

3.1	The Company agrees with the Security Holder that whilst this security exists, it:
3.1.1	will not sell, transfer, lease, licence, assign or dispose of or otherwise deal with the Mortgaged Property subject to the floating charges herein except by way of sale at full value in the ordinary course of its business now being carried on and for the avoidance of doubt the sale, discounting, factoring, assignment or other dealing with its Floating Charge Debts is not in the ordinary course of its business;

3.1.2	except as permitted by clause 2.5 will not sell, transfer, lease, license, assign, dispose of or otherwise deal with of any of the Mortgaged Property subject to the fixed charges herein without the prior written consent of the Security Holder which may be applied for in the form set out in part 1 of the Fifth Schedule and which the Security Holder may consent to in the form set out in part 2 of the Fifth Schedule;

3.1.3	will not sell, transfer, lease, licence, assign, dispose of or otherwise deal with any part of its undertaking or goodwill (including diverting or encouraging the diversion of its sales via any Group Company);

3.1.4	affix to the fixed plant and machinery subject to the fixed charge herein a fireproof notice stating that such plant or machinery is charged to the Security Holder by way of fixed charge;

3.1.5	without affecting or limiting the generality of any other provisions of this deed, will not without the prior written consent of the Security Holder dispose or part with possession of the whole or any part of any of the Mortgaged Property or permit any person:
(i)	to be registered (jointly whether with the Company or otherwise) as a proprietor under the Land Registration Acts of any of the Mortgaged Property nor create or permit to arise any overriding interest (within the definition in those Acts) affecting the same; or

(ii)	to become entitled to any right, easement, covenant, interest, encumbrance or other title which might adversely affect the use, value or marketability of any of the Mortgaged Property;

3.1.6	will not create or attempt to create or permit to subsist in favour of any person other than the Security Holder any Encumbrance on or affecting the Mortgaged Property or any part thereof except a lien over property (other than land) arising by operation of law in the ordinary course of trading;

3.1.7	will pay any monies received from the disposition, leasing or other dealing with any part of the Mortgaged Property subject to Fixed Charges into such bank account under the control of the Security Holder as the Security Holder may specify or as otherwise directed by the Security Holder;

3.1.8	will authorise its bankers from time to time to provide copy statements and full particulars of all the Company’s accounts and facilities with them whenever requested by the Security Holder;

3.1.9	will provide such financial and other information as the Security Holder may reasonably request regarding the Company’s and its Subsidiary’s assets, affairs, business and financial condition;

3.1.10	will, immediately it becomes aware, provide the Security Holder with details of any present or future litigation, arbitration or administrative proceedings in progress, pending or, to the knowledge of the Company, threatened against it which might have a material adverse effect on the Company’s ability to perform its obligations under this deed;

3.1.11	will grant the Security Holder or its solicitors on request all reasonable facilities to enable it or them to carry out, at the Company’s expense, such investigation of title to the Mortgaged Property and enquiries about it as would be carried out by a prudent mortgagee;

3.1.12	will use its best endeavours to detect any infringement of its rights to the Intellectual Property; if aware of such Infringement, will immediately give the Security Holder all information available to it about such infringement and will commence and diligently prosecute (or permit the Security Holder in the name but at the expense of the Company to commence and prosecute) all proceedings necessary to prevent such infringement or to recover damages;

3.1.13	will do everything needed to ensure that the Intellectual Property, to which the Company is or may become entitled, is valid and subsisting and remains owned by the Company and will take all such actions and proceedings as are necessary to protect such Intellectual Property and will ensure that any rights which the Company has in respect of the Intellectual Property of third parties are preserved; if any such Intellectual Property shall at any time lapse or become void, will do everything necessary to restore such Intellectual Property to the Company;

3.1.14	will comply in all material respects with all laws concerning the Mortgaged Property and every notice, order, direction, licence, consent, approval,

permission lawfully made or given in respect of it and likewise with the requirements of any competent authority;
3.1.15	will duly and promptly pay all monies which may become due in respect of any of the Securities; (it being acknowledged by the Company that the Security Holder shall not incur any liability whatsoever for such monies);

3.1.16	will deposit with the Security Holder, forthwith upon the execution of this deed, all certificates or documents of title in respect of the Securities, together as appropriate with duly executed instruments of transfer or assignments thereof in blank; (it being acknowledged that the Security Holder shall at any time be entitled to have any of the Securities registered either in the name of the Security Holder or nominees selected by the Security Holder);

3.1.17	will ensure the delivery or payment to the Security Holder of all Securities or the certificates or other documents of title to or representing the same, together with executed instruments of transfer or assignments in blank; (it being acknowledged that the Security Holder may arrange for any of them to be registered either in the name of the Security Holder or nominees or agents selected by the Security Holder) and will, if so requested by the Security Holder, transfer all or any of the securities to such nominees or agents as the Security Holder may select;

3.1.18	will ensure its centre of main interest, and that of each of its Subsidiaries, (for the purposes of Council Regulation (EC) No 1346/2000 of 29 May 2000 on Insolvency Proceedings) including, but not limited to, its headquarter functions is located at all times within England and Wales and will not move such centres of main interest to any other jurisdiction without the prior written consent of the Security Holder, which the Security Holder may withhold at the Security Holder’s sole discretion, or otherwise diminish in or divert from England and Wales the substantive management and control of its business or that of any Subsidiary or any of the Mortgaged Property;

3.1.19	will deal with the Fixed Charge Debts and their Related Rights as if they were Debts and their Related Rights purchased by the Security Holder under the Financing Agreement and in particular will not deal with the same or bank any Remittances in respect of them except in accordance with the Financing Agreement;

3.1.20	will execute an assignment of any of the Company’s Fixed Charge Debts in favour of the Security Holder in such form as the Security Holder requires, whenever the Security Holder so demands and will likewise execute an assignment of the Company’s Floating Charge Debts at any time following the floating charge thereon becoming a fixed charge;

3.1.21	will only deal with the Company’s Floating Charge Debts by way of getting and realising the same in the ordinary course of its business but factoring,

discounting or assigning the same is not to be treated as in the ordinary course of business;
3.1.22	until any contrary direction, demand or requirement by the Security Holder under this deed will only pay Remittances, which the Company may receive in respect of the Company’s Floating Charge Debts, into a bank account under the Company’s control;

3.1.23	following the charge over the Company’s Floating Charge Debts becoming a fixed charge will, as directed by the Security Holder, open such bank accounts in the name of the Company with such mandates as the Security Holder may specify; (such bank accounts can include separate designated accounts or trust accounts or accounts where the officers of the Security Holder are irrevocably appointed as the only persons able to operate the accounts) and will thereafter pay into such bank accounts all Remittances which the Company may receive in respect of its Floating Charge Debts;

3.1.24	following the charge over the Company’s Floating Charge Debts becoming a fixed charge, will, as directed by the Security Holder, give the following instructions:
(i)	to the debtors to pay Remittances in respect of the Company’s Floating Charge Debts direct into such bank account under the control of the Security Holder (and whether in the name of the Company or the Security Holder) as the Security Holder may specify and whether or not this is an account opened under the terms hereof; and/or

(ii)	to debtors to pay Remittances in respect of the Company’s Floating Charge Debts to such address, or post office box under the control of the Security Holder or to such person employed by or only accepting instructions from the Security Holder as the Security Holder may specify; and/or

(iii)	to the Company’s bankers that all Remittances in respect of Floating Charge Debts deposited by any means into any of the Company’s bank accounts shall forthwith be transferred to such bank account as the Security Holder may specify (whether the specified bank account is in the name of the Company or the Security Holder and whether or not it is an account opened under the terms thereof) but in each case without affecting the right of the Security Holder under this deed to give other directions;
3.1.25	following the charge over the Company’s Floating Charge Debts becoming a fixed charge, will only pay or otherwise deal with the monies in any of the Company’s bank accounts in accordance with the written directions from time to time given by the Security Holder (subject only to any rights which the bank at which the account is held has in respect thereof).
4.	ADDITIONAL OBLIGATIONS OF THE COMPANY

4.1	The Company agrees that, at all times during the continuance of this security, it:
4.1.1	will conduct and carry on its business, and procure that each of its Subsidiaries conducts and carries on its business, in a proper and efficient manner and will not make any material alteration to the Company’s business, constituting a change from that carried on at the date hereof;

4.1.2	will maintain proper and up to date books of account of its business and of each of its Subsidiaries; and will keep such books of account and all other documents and records relating to the affairs of the Company and of each of its Subsidiaries at the Company’s or the Subsidiary’s registered office or at such other place where the same ought to be kept and will promptly provide copies thereof to the Security Holder upon request and will permit or procure for the Security Holder free access at all reasonable times to inspect such of them as the Security Holder may require and will provide the Security Holder with or procure for the Security Holder all information and facilities it may require;

4.1.3	will deliver to the Security Holder the copies of its audited financial statements (and those of its Subsidiaries if not consolidated) and any reports and notes accompanying them within 6 months of each year end;

4.1.4	will punctually pay all its debts and liabilities becoming due and payable and which would, on the winding up of the Company, have priority over the charges created by this deed;

4.1.5	will on the basis of all full indemnity punctually pay or cause to be paid and until such payment indemnify the Security Holder and any Receiver against all outgoings payable in respect of the Mortgaged Property and will promptly produce the receipts for them to the Security Holder upon request and will pay on demand all costs, charges and expenses incurred by or on behalf of any of them in or about the enforcement or preservation or attempted enforcement or preservation of any of the security created by or pursuant to this deed or of any of the Mortgaged Property;

4.1.6	will keep all the Company’s freehold and leasehold property and that of its Subsidiaries in good and substantial repair and will allow the Security Holder its agents and representatives free access, at all reasonable times, to view the state and condition of any such property, but without the Security Holder becoming liable to account as a mortgagee in possession and where the Security Holder reasonably believes it to be necessary, to require testing or the taking of samples at the expense of the Company to verify the Company’s compliance with Environmental Law applicable to the Company and/or the Company’s Environmental Licences;
4.1.7	will observe and perform all the lessee’s covenants in any lease under which any of the Mortgaged Property may be held and will take no action which might lead to such lease being surrendered or forfeited;

4.1.8	will allow the Security Holder, at the expense of the Company, to carry out repairs or take any action which the Security Holder shall reasonably consider necessary should the Company fail to observe or perform its obligations as a lessee;

4.1.9	will not exercise the powers of leasing or accepting surrenders of leases, conferred on a mortgagee in possession by Sections 99 and 100 of the Law & Property Act 1925, or any other powers of leasing or accepting surrenders of leases, without the prior written consent of the Security Holder;

4.1.10	will make sure that an order of the Court is obtained, under Section 38(4) of the Landlord and Tenant Act 1954, excluding the security of tenure provisions of that Act, before granting any lease;

4.1.11	will insure and keep insured those parts of the Mortgaged Property as are of an insurable nature against loss or damage by fire and other risks usually insured against and such other risks that the Security Holder shall reasonably require to their full insurable value with insurers approved by the Security Holder;

4.1.12	will make sure that all insurances will be endorsed with notice of the interest of the Security Holder in them and will produce to the Security Holder the receipts for each current premium within fifteen days of its becoming due; failing such production the Security Holder may effect or renew any Insurances as the Security Holder shall think fit at the Company’s expense;

4.1.13	will observe and perform all restrictive and other covenants and stipulations for the time being affecting the Mortgaged Property or its use or enjoyment;

4.1.14	will not do or allow anything to be done on the Company’s freehold or leasehold property which shall be treated as a development or a change of use within the meaning of the Town and Country Planning Acts unless the prior written consent of the Security Holder has been obtained;

4.1.15	will not infringe the Town and Country Planning Acts in any way which prejudices the Security Holder’s security over the Mortgaged Property;

4.1.16	will deposit with the Security Holder all deeds and documents of title relating to the Company’s freehold and leasehold property and the insurance policies relating to the same, (subject only to the requirements of any prior Encumbrance or of the Company’s landlord);

4.1.17	will not permit any person to become entitled to any proprietary right or interest which might affect the value of the assets subject to the fixed charges herein;

4.1.18	will acquire, maintain and comply with all Environmental Licences (if any) needed for its use or occupation of the Mortgaged Property or for the conduct of its current business and will provide the Security Holder with copies of all such Environmental Licences their terms and conditions and any variations or amendments to them;

4.1.19	the Company will comply with all applicable Environmental Laws and will not do or permit any act or omission whereby its Environmental Licences (if any) could be varied or revoked;

4.1.20	will ensure that no discharge, spillage, release or emission of any prescribed, dangerous, noxious or offensive substance or any controlled waste will occur on, into or from any of the Mortgaged Property or any premises adjoining any part of it; and no such substances or any controlled waste will be stored or disposed of on or in any part of the Mortgaged Property or, in any adjoining premises except in accordance with the requirements of the applicable Environmental Laws;

4.1.21	will not be in breach of any Environmental Laws or the terms of any Environmental Licence or incur or become subject to any civil or criminal liability thereunder;

4.1.22	will promptly on becoming aware of it inform the Security Holder of any Environmental Claim which is made or threatened against the Company and of any requirement which is imposed pursuant to any Environmental Licence or Environmental Law which requires the Company to make any investment or capital expenditure or take or desist from taking any action in order to comply with Environmental Law or such Environmental Licence;

4.1.23	will notify the Security Holder forthwith upon becoming aware of any Relevant Substance present at, on or under or brought on to any of the Mortgaged Properties which might give rise to any Environmental Claim or which might lead to or cause a change in value of any of the Mortgaged Property;

4.1.24	to the extent not already specified will procure that each of its Subsidiaries carries out the same acts and does the same things in relation to such Subsidiary and its assets and undertaking as are specified in sub-clauses 4.1.1 to 4.1.23 inclusive in relation to the Company.
4.2	If the Company holds property as a tenant or lessee and shall be required by the landlord either to insure or to reimburse the Company’s landlord for any insurance premium paid by him then the Company shall be treated as having complied with its insuring obligation under this deed if it duly and promptly complies with such requirements. However this shall not affect the right of the Security Holder to require the Company to produce satisfactory evidence that the Company has compiled with the landlord’s requirements.
5.	FURTHER ASSURANCE, POWER OF ATTORNEY AND RIGHTS IN RELATION TO SECURITIES

5.1	At the Security Holder’s request, the Company will immediately sign, seal, execute, deliver and perfect all Encumbrances, deeds and instruments and do all such other acts and things as the Security Holder or any Receiver or Administrator appointed hereunder may require in order to perfect or enforce this security or to use the powers given to each of them in this deed or to enforce the obligations of the Company under this deed.

5.2	The Encumbrances, deeds and instruments referred to in clause 5.1 shall be prepared by or on behalf of the Security Holder at the expense of the Company and shall contain (a) an Immediate power of sale without notice, (b) a clause excluding section 93 Law of Property Act 1925 and excluding the restrictions contained in section 103 Law of Property Act 1925 and (c) such other clauses for the benefit of the Security Holder as the Security Holder may reasonably require.

5.3	The Company will, if called upon by the Security Holder, execute a legal or equitable assignment of any part of the Mortgaged Property, then subject to a fixed charge in such terms as the Security Holder may require. The Company will then give notice of such assignment to such persons as the Security Holder may specify and take such other steps as the Security Holder may require to perfect such assignment.

5.4	The Company irrevocably appoints the Security Holder, any directors, officers or managers for the time being of the Security Holder and any other person authorised by the directors of the Security Holder and any Receiver appointed hereunder, jointly and each of them severally, to be the lawful attorneys of the Company. Such appointment gives each attorney the power in the Company’s name and on its behalf and as its act and deed:
5.4.1	to do all things which the Company may be required to do under this deed or which may be required for the full exercise of any of the powers given by this deed to either a Receiver or the Security Holder;

5.4.2	to sign, execute, seal, deliver and perfect any documents or instruments which may be required:
(i)	for perfecting the title of the Security Holder to the Mortgaged Property or the Receivership Assets (as the case may be) or in vesting the same in the Security Holder, its nominees or any purchaser;

(ii)	for the full exercise of all or any of the powers conferred by this deed on either the Receiver or the Security Holder or which may by either of them be considered expedient in connection with any disposition, realisation or getting in by either of them of the Receivership Assets; or
(iii)	in connection with the exercise of any power under this deed and including but not limited to a power in favour of any Receiver to dispose of for value any of the assets of the Company over which the Receiver may not have been appointed and which are located at the Receivership Assets over which he has been appointed, without being liable for any losses suffered by the Company.
Each attorney so appointed may appoint substitute attorneys to carry out all or any of such purposes. The Company agrees to ratify and confirm any instrument, act or thing which any such attorney or substitute attorney may lawfully execute or do.
5.5	The provisions of this clause 5 are in addition to and not in substitution for the covenants for further assurance deemed to be included in this deed by virtue of the Law of Property (Miscellaneous Provisions) Act 1994.

5.6	Subject to clause 5.8 the Security Holder and its nominees may at any time exercise in the name of the Company any voting rights and all powers given to trustees by the Trustee Act 2000 in respect of any securities or property subject to a trust and any powers or rights which may be exercisable by the registered holder of the Securities or by the bearer thereof at any time after the same shall become subject to a fixed charge and such exercise shall not require any consent or authority from the Company.

5.7	After the same shall become subject to a fixed charge and until an Act of Default the Security Holder will hold all dividends, distributions, interest and other monies received in respect of the Securities for the account of the Company and will, subject to any right of set-off, pay the same to the Company upon request.

5.8	After the same shall become subject to a fixed charge and until an Act of Default the Security Holder will exercise all voting and other rights attached to the Securities as the Company may from time to time in writing reasonably direct, however the Security Holder need not comply with any such direction where compliance would, in the Security Holder’s opinion, be prejudicial to the Security created by this deed.

6.	ACTS OF DEFAULT

6.1	The Secured Monies shall become payable and the charges and securities in favour of the Security Holder shall immediately become enforceable, without notice or demand, by the Security Holder at any time after any of the following events occur (except where any Moratorium is applied for or is in force, when enforcement action or other action shall not be taken until any application is rejected or upon the expiry of such Moratorium);
6.1.1	the Company shall breach any of its obligations under this deed or the Financing Agreement or any other agreement with the Security Holder;

6.1.2	the Company shall default in paying any of the Secured Monies as and when they become due;

6.1.3	the Company shall fail to give the Security Holder such information as may reasonably be requested as to the business, affairs or assets of the Company or any of its Subsidiaries;

6.1.4	if any representation, warranty or undertaking at any time made by the Company to the Security Holder is or was, in the reasonable opinion of the Security Holder, incorrect or misleading in any respect or, being on an undertaking, shall not be complied with by the Company;

6.1.5	the Company’s or any Subsidiary’s principal undertaking or a substantial part of it, is disposed of or an attempt is made to dispose of the same without the prior written approval of the Security Holder;

6.1.6	any Group Company shall be insolvent;

6.1.7	any Group Company suspends or threatens to suspend a substantial part of its business or if the Security Holder receives information, from the Company, any Group Company or any responsible third party, whether orally or in writing, that any of them is contemplating or is likely to suspend a substantial part of its business;

6.1.8	any Group Company shall commence negotiations with any of its creditors with a view to the general readjustment or rescheduling of its indebtedness;

6.1.9	any Group Company shall default under any of the following with any party:
(i)	a trust deed;

(ii)	a loan agreement;

(iii)	an Encumbrance;

(iv)	any other agreement or obligation relating to borrowing or financing (including all liabilities in respect of accepting, endorsing or discounting any notes or bills and all liabilities under debt purchase, factoring, discounting and similar agreements);

(v)	any guarantee or indemnity;
6.1.10	any borrowing or any other money payable by any Group Company:
(i)	becomes payable or is capable of being declared payable prior to its stated date of maturity or any creditor becomes entitled to declare the same so due and payable; or

(ii)	is not paid when due;
6.1.11	any Encumbrance created by any Group Company in favour of another party becomes enforceable;

6.1.12	any guarantee, indemnity or other security for any of the Secured Liabilities fails or ceases in any respect to have full force and effect or to be continuing or is terminated or disputed or is in the opinion of the Security Holder in jeopardy, invalid or unenforceable;

6.1.13	any governmental authority permits or procures or threatens any reorganisation, transfer or appropriation (whether with or without compensation) of a substantial part of the business or assets of the Company or any of its Subsidiaries;

6.1.14	the Company or any of its Subsidiaries shall, without the prior written consent of the Security Holder, change the nature of its business or trading in any way which the Security Holder considers prejudicial to this security;

6.1.15	it is unlawful for the Company to perform or comply with any of its obligations under this deed or under any other agreement between the Company and the Security Holder or such obligations of the Company are not or cease to be legally valid, binding and enforceable;

6.1.16	without the prior written consent of the Security Holder any single person, or group of persons acting in concert as defined in the City Code on Takeovers and Mergers, acquires more than one-half in nominal value of the equity share capital (as defined in section 744 Companies Act 1985) of the Company or control (as defined in Section 435 insolvency Act 1986) of the Company is acquired by any person and/or his associates (as defined in that section) not having at the date of this deed control of the Company or the power to take control of the Company changes;

6.1.17	in the opinion of the Security Holder, a material adverse change occurs in the financial condition, results of operations or business of the Company or any of its Subsidiaries;

6.1.18	the Security Holder becomes exposed to any actual or potential liability in relation to Environmental Law in connection with any property owned, occupied or leased by the Company or any Subsidiary or, where in consequence of the application of any Environmental Law, the Claims of the Security Holder are subordinated to the claims of any Environmental Regulator or third party;

6.1.19	there occurs, in relation to the Company, any of its Subsidiaries or any Group Company (as the case may be) in any country or territory in which it carries on business or to the jurisdiction of whose courts any part of its assets is subject, any event which, in the reasonable opinion of the Security Holder, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in any of the other sub-clauses of this clause 6.1 or the Company or any of its Subsidiaries or its Group Companies otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation;
6.1.20	this deed or the Financing Agreement is alleged by the Company to be ineffective for any reason;

6.1.21	the Company repudiates or shows an intention to repudiate this deed, or the Financing Agreement or any agreement or arrangement between the Company and the Security Holder;

6.1.22	any event occurs or circumstance arises which, in the opinion of the Security Holder is likely materially and adversely to affect the ability of the Company to perform all or any of its obligations under or otherwise to comply with the terms of this deed or the Financing Agreement or any agreement or arrangement between the Company and the Security Holder;

6.1.23	the auditors of the Company or of any of its Subsidiaries qualify their report on the audited financial statements of the Company or of any of its Subsidiaries in any way whatsoever, except where the qualification is of a technical nature and the remedy for the matter giving rise to the qualification would have no effect on the results of the Company or the Subsidiary for the period to which such accounts relate;

6.1.24	the Security Holder receives from any person a notice of intention to appoint an Administrator of the Company or the Company requests the Security Holder to appoint an Administrator or a Receiver of the Company;

6.1.25	an application is made for the appointment of an Administrator; or a petition is presented for an administration order in respect of the Company; or an Administrator is appointed in relation to the Company.
6.2	Upon or any time after an Act of Default:
6.2.1	the Security Holder shall cease to be under any further commitment to the Company and may at any time thereafter declare the Secured Monies (or such of them as the Security Holder may specify) either to be immediately due and payable or to be payable at any time thereafter immediately on demand, even if this conflicts with the terms of any other agreement or arrangement; and/or

6.2.2	the Company shall immediately on demand provide cash cover for all of its contingent liabilities to the Security Holder (including under the Financing Agreement) and for all notes or bills accepted, endorsed or discounted and all guarantees or other instruments entered into by the Security Holder; and/or

6.2.3	the Security Holder may retain any monies in any account under its control for such period as the Security Holder reasonably considers necessary to ensure the Company’s compliance with the terms of this deed; and/or

6.2.4	all of the securities, mortgages and charges herein shall become enforceable; and/or

6.2.5	the Security Holder may exercise in the name of the Company any voting rights attached to the Securities and all powers given to trustees by Sections 10(3) and (4) of the Trustee Act 1925 (as amended by Section 9 of the Trustee investments Act 1961) in respect of Securities, property subject to a trust and any powers or rights exercisable by the registered holder of any of the Securities or by the bearer thereof as it sees fit. The Security Holder will not then need any consent or authority from the Company.
7.	POWER OF POSSESSION AND SALE

7.1	At any time on or after an Act of Default the Security Holder may, without further notice, without the restrictions contained in section 103 Law of Property Act 1925 exercise all the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this deed and all the powers and discretions conferred on a Receiver whether expressly by this deed, by law or by reference. However these rights may not be exercised where any Moratorium is applied for or in force until any application is rejected or upon the expiry of such Moratorium.

8.	APPOINTMENT OF RECEIVER AND HIS POWERS

8.1	Section 109 of the Law of Property Act 1925 (restricting the power to appoint a receiver) shall not apply to this deed. At any time after an Act of Default or after any other event, as a result of which this security shall become enforceable or, If the Company at any time so requests in writing, the Security Holder may without further notice to the Company appoint any person to be a Receiver of the Receivership Assets. However no such appointment may be made either where any Moratorium is in force or pending determination of any application for a Moratorium. The Security Holder may remove any Receiver. In case of the removal, retirement or death of any Receiver, the Security Holder may appoint another in his place.

8.2	The Security Holder may appoint more than one person to act as the Receiver. Where more than one person shall be appointed to act as Receiver, those so appointed shall carry out their duties, exercise their rights, and be subject to their obligations jointly as well as severally. References in this deed to the “Receiver” shall be to each and all of them as appropriate.

8.3	Any appointment, removal or fixing of the remuneration of the Receiver shall be made in writing and be signed by any director or authorised officer of the Security Holder.

8.4	Any Receiver appointed under this deed (whether appointed solely or jointly) shall be the agent of the Company. He shall be in the same position as and with the powers of a

Receiver appointed under the Law of Property Act 1925. The Company shall be solely responsible for his acts, omissions, losses, misconduct, defaults and remuneration. The Security Holder shall not in any way be liable or responsible either to the Company or to any other person for any of them.
8.5	So far as is necessary to deal with the Receivership Assets the Receiver:
8.5.1	shall have the power to do or omit to do on behalf of the Company anything which the Company Itself could do or omit to do as if neither a Receiver nor a liquidator were appointed;

8.5.2	shall also have all powers from time to time conferred on receivers by statute without, in the case of powers conferred by the Law of Property Act 1925, the restrictions contained in Section 103 of that Act, and without any further consent by or notice from the Company;

8.5.3	may exercise his powers in such way at such time and on such terms as he shall think fit, necessary or expedient and whether in his name or the name of the Company.
8.6	Without limiting the effect of clause 8.5, the Receiver shall, without the need for any consent on the part of the Company, have all of the following powers in relation to the Receivership Assets, unless any shall specifically be excluded by the terms of his appointment;
8.6.1	to enter upon, take possession of, collect and get in the Receivership Assets and for that purpose to have possession of all records, correspondence and other documents relating to the Receivership Assets;

8.6.2	to lease the Receivership Assets, in the name of the Company or otherwise (whether or not the Receiver shall have taken possession thereof);

8.6.3	to carry on or permit the carrying on of all or any part of the business of the Company relating to the Receivership Assets and to manage, develop, reconstruct, amalgamate or diversify the Company’s business relating to the Receivership Assets, Including purchasing supplies and materials;

8.6.4	to do all acts which the Company might do for the protection or improvement or realisation of the Receivership Assets or for obtaining income or returns from them;

8.6.5	to raise or borrow any money, which may be needed from time to time for any of the purposes of the Receiver’s appointment, whether in the name of the Company or otherwise; for such purpose the Receiver shall have power to secure any monies so borrowed by mortgage or charge over the Receivership Assets, whether ranking in priority to or pari passu with or after any or all of the charges created by this deed;

8.6.6	to sell or concur in selling the Receivership Assets including by public or private treaty, by tender, for cash or on credit, in one lot or in parcels, with or without special conditions or stipulations as to title, time or mode of payment of purchase money or otherwise and whether forthwith upon his appointment or later;

8.6.7	to allow the whole or any part of the sale monies of the Receivership Assets to remain outstanding on mortgage of the property sold or on any other security or even without any security and without being responsible for any loss caused and with full power to buy in and rescind or vary any contract for sale and to resell without being responsible for loss;

8.6.8	to let or let on hire, lease or surrender and accept surrenders of the Receivership Assets;

8.6.9	to execute assurances of the Receivership Assets in the name and on behalf of the Company or otherwise and to do all other acts and things for completing the sale of the Receivership Assets;

8.6.10	to sever fixtures belonging to the Company which form part of the Receivership Assets and sell them separately from any other part of the Receivership Assets;

8.6.11	to make any arrangement or compromise with any person in respect of the Receivership Assets;

8.6.12	to repair, decorate, furnish, maintain, alter, improve, renew or add to any of the Receivership Assets as he shall think fit and effect, maintain, renew or increase indemnity insurance and other insurances and obtain bonds in respect of the Receivership Assets;

8.6.13	to settle, arrange, compromise, and submit to arbitration any accounts, claims, questions or disputes whatsoever which may arise in connection with the business of the Company or any part of the Receivership Assets or in any way relating to the security constituted thereon by this deed and to bring, prosecute, defend, enforce, compromise, submit to and discontinue any actions, suits, arbitrations or proceedings whatsoever relating to the Receivership Assets whether civil or criminal;

8.6.14	to enter into, complete, disclaim, abandon or disregard, determine or rectify any of the outstanding contracts or arrangements of the Company and allow time for payment of any debts, either with or without security;

8.6.15	to exercise or permit the Company or any nominee of the Company to exercise any powers or rights incidental to the ownership of the Receivership Assets, in such manner as he may think fit;

8.6.16	to form a Subsidiary of the Company and transfer, lease or license to such Subsidiary or any other person all or any part of the Receivership Assets on such terms and conditions as he may think fit;

8.6.17	to give complete discharges in respect of all monies and other assets which may come into the hands of the Receiver in the exercise of his powers in relation to the Receivership Assets;

8.6.18	to carry out and enforce specific performance of or obtain the benefit of any of the Company’s contracts or those entered into in exercise of the powers or authorities conferred by this deed;

8.6.19	to make, or require the directors of the Company to make, calls upon the shareholders of the Company in respect of any capital of the Company;

8.6.20	to enforce payment of any call so made by action (in the name of the Company or the Receiver) or in any other way;

8.6.21	to demand and get in all rents and other income, whether accrued before or after the date of his appointment;

8.6.22	to exercise the powers conferred on a landlord or a tenant under the Landlord and Tenant Acts 1927 and 1954 but without liability for powers so exercised;

8.6.23	to do all things necessary to make sure that the Company performs or observes all of its obligations to the Security Holder;

8.6.24	to delegate to any person, for such time as the Security Holder shall approve, any of the powers conferred upon the Receiver;

8.6.25	to employ and dismiss managers, solicitors, accountants and other professionally qualified persons, officers, agents, auctioneers, workmen and employees for the purpose of carrying out any of the powers and duties of the Receiver or the obligations of the Company at such salaries or remuneration and on such other terms of service as the Receiver in his discretion may think fit;

8.6.26	to have access to and make use of the premises, plant, equipment and accounting and other records of the Company and the services of its staff in order to exercise his powers and duties;

8.6.27	to do all such other acts and things without limitation, as the Receiver may consider to be incidental or conducive to the lawful exercise of his powers and duties;

8.6.28	to use the Company’s seal and to draw, accept, make or endorse any bill of exchange or promissory note in the name and on behalf of the Company;

8.6.29	rank and claim in the bankruptcy, insolvency, sequestration or liquidation of any person indebted to the Company and to receive dividends, and to accede to trust deeds for the creditors of any such person;

8.6.30	make any payment which is necessary or incidental to the performance of his functions.
8.7	The Security Holder may at any time give up possession of any part of the Receivership Assets and/or withdraw from the receivership.
9.	ADDITIONAL POWERS
9.1	In addition to the powers of leasing or accepting surrenders of leases conferred on mortgagees by Sections 99 and 100 of the Law of Property Act 1925, it shall be lawful for the Security Holder or any Receiver without the restrictions contained in those Sections:
9.1.1	to grant any lease of the Receivership Assets upon such terms as the Security Holder or the Receiver shall in its absolute and unfettered discretion think; and

9.1.2	to accept a surrender of any lease of the Receivership Assets on such terms as the Security Holder or the Receiver in its or his discretion shall think fit.
9.2	Section 103 of the Law of Property Act 1925 (restricting the power of sale) shall not apply. However the power of sale and the other powers conferred on mortgagees by that Act shall apply to this security but without the Act’s restrictions as to giving notice or otherwise. Accordingly for the purposes of a sale or other exercise of any such powers the whole of the Secured Monies shall be treated as due and payable immediately upon the execution and delivery of this document.

9.3	The restrictions on the right of consolidating mortgage securities, which are contained in Section 93 of the Law of Property Act, shall not apply to this security.

9.4	The Security Holder may, at any time without discharging or in any other way affecting this security or any remedy that the Security Holder may have, grant to the Company (or to any other person) time or indulgence or abstain from perfecting or enforcing any remedies, securities, guarantees or rights which the Security Holder may now or afterwards have from or against the Company or any other person.

9.5	If the Security Holder receives or is treated as having received notice of any subsequent mortgage or charge affecting any of the Receivership Assets then the Security Holder may open a new account with the Company. If it does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was treated as having received such notice. From that time all payments made by the Company to the Security Holder shall be credited or be treated as having been credited to the new account. Such payments shall not operate to reduce the amount secured by this deed when the Security Holder received or was treated as having received such notice.

9.6	The Security Holder may from time to time determine the remuneration of any Receiver and section 109(6) Law of Property Act 1925 shall be varied accordingly. A Receiver shall be entitled to remuneration appropriate to the work and responsibilities involved upon the basis of charging from time to time adopted by the Receiver in accordance with the current practice of his firm, which can include a fixed fee or an hourly rate or a commission or a combination of the same.
10.	APPLICATION OF MONIES
10.1	All monies received by the Security Holder or by the Receiver under or by virtue of this deed shall be applied in the following order:
10.1.1	in the discharge of all liabilities having priority to the mortgages and charges hereby created or the matters referred to hereafter in this clause 10.1;

10.1.2	in payment of all costs, charges and expenses incurred in or incidental to the exercise or performance (or attempted exercise or performance) of any of the powers or authorities conferred by or in any other way connected with this deed; and then

10.1.3	in payment to the Receiver of his remuneration fixed in accordance with clause 9.6 of this deed; and then

10.1.4	in payment to the Security Holder of the Secured Monies due to the Security Holder in such order as the Security Holder in its absolute discretion thinks fit; and then

10.1.5	in payment to the Company of any surplus.
10.2	Any surplus shall not carry interest. The Receiver or the Security Holder may pay any surplus into any of the Company’s bank accounts including an account opened specifically for such purpose. The Security Holder shall then have no further liability for such surplus.

10.3	Following the enforcement of this security, any monies received by the Security Holder may be appropriated by the Security Holder in its discretion in or towards the payment and discharge of any part of the Secured Monies.

10.4	The Security Holder or the Receiver may credit any monies to a suspense account for so long and in such manner as the Security Holder may from time to time determine. The Receiver may retain the same for such period as the Receiver and the Security Holder consider expedient.

10.5	All monies received by the Company under any insurance policy on the Mortgaged Property shall be treated as part of the Mortgaged Property subject only to any rights of third parties having priority and to the requirements of any lease of the Mortgaged Property. They shall be applied at the discretion of the Security Holder either in reducing the Secured Monies or towards making good the loss or damage for which the monies became payable. Any monies received by the Company under any insurance on the Mortgaged Property shall be held on trust for payment to the Security Holder pending such application. Section 109(8) of the Law of Properties Act 1925 shall not apply.
10.6	Neither the Security Holder nor any Receiver shall have any liability or responsibility of any kind to the Company arising out of the exercise or non-exercise of the right to enforce recovery of the Fixed Charge Debts or the Floating Charge Debts or shall be obliged to make any enquiry as to the sufficiency of any sums received in respect of any Fixed Charge Debts or the Floating Charge Debts or to make any claims or take any other action to collect or enforce the same.
11.	PROTECTION OF THIRD PARTIES
11.1	No person paying or handing over monies to the Receiver and obtaining a discharge shall have any responsibility or liability to see to their correct application.
11.2	No person dealing with the Security Holder or the Receiver need enquire:
11.2.1	whether any event has happened giving either the Security Holder or the Receiver the right to exercise any of his powers;

11.2.2	as to the propriety or regularity of any act purporting or intending to be an exercise of such powers;

11.2.3	as to the validity or regularity of the appointment of any Receiver or Administrator purporting to act or to have been appointed as such; or

11.2.4	whether any money remains owing upon this security.
11.3	All the protection to purchasers contained in Sections 104 and 107 of the Law of Property Act 1925 shall apply to any person purchasing from or dealing with the Receiver or the Security Holder as if the Secured Monies had become due and the statutory power of sale and appointing a receiver in relation to the Receivership Assets had arisen on the date of this deed.

11.4	No person dealing with the Security Holder, or the Receiver shall be affected by express notice that any act is unnecessary or improper.

12.	H.M. LAND REGISTRY

12.1	The Company will notify the Security Holder of any freehold or leasehold property which it now owns or which it may own after the date of this deed.

12.2	The Company irrevocably consents to the Security Holder applying to the Chief Land Registrar in Form RX1 for the registration of the following restriction to be entered on the Company’s title to any freehold or leasehold land, including any unregistered land which is or ought to be the subject of a first registration of title at the Land Registry in the following terms:

“Restriction

No disposition of the registered estate by the proprietor of the registered estate is to be registered without a written consent signed by the proprietor for the time being of the charge dated ____________ in favor of Coface Receivables Finance Limited (Company number 04933860) referred to in the Charges Register or its Solicitors”.
12.3	in respect of any property charged pursuant to clauses 2.1.1 and 2.1.2 title to which is registered at the Land Registry the Company hereby represents and warrants that the security created by this deed does not contravene any of the provisions of the memorandum and articles of association or any other constitutional documents of the Company.

12.4	in the event that the Security Holder requires arrangements to be entered into pursuant to which any proprietor of a registered charge, which has priority at the Land Registry to the charge created by this deed, Is to postpone its interest in any property charged hereunder to the Security Holder’s interest in the same, then the Company consents and will procure the consent of the proprietor of any such charge to the Security Holder’s application to the Chief Land Registrar in form RX1 for the registration of the following restriction against such registered charges (and against any title to any unregistered property which is or ought to be the subject of a first registration at the Land Registry at the date of this deed) or any other registered titles.
“Restriction

No disposition of the registered estate by the proprietor of the registered estate is to be registered without a written consent signed by the proprietor far the time being of the charge dated ____________ in favour of Coface Receivables Finance Limited (Company number 04933860) referred to in the Charges Register or its Solicitors”.
13.	CONTINUING AND ADDITIONAL SECURITY

13.1	This security is a continuing security. It shall apply to all the Secured Monies despite any interim settlement of account partial payment or other matter until a final discharge of this security shall be given by the Security Holder to the Company for the ultimate balance from time to time owing in respect of the Secured Liabilities.

13.2	This security is in addition to and shall not merge or otherwise prejudice or affect any other right or remedy of the Security Holder or any assignment, bill, note, guarantee, mortgage or other security row or in future in favour of the Security Holder or held by or available to the Security Holder whether created by the Company or any third party.

13.3	This security shall not in any way be prejudiced or affected by:
13.3.1	any guarantee, mortgage or other security now or in future held by or available to the Security Holder or by the invalidity of any of them or by the

Security Holder now or afterwards dealing with, exchanging, releasing, modifying or abstaining from perfecting or enforcing any of them or any rights which it may now or afterwards have; or
13.3.2	by the Security Holder giving time for payment or indulgence or compounding with the Company or any other persons.
14.	INDEMNITIES

14.1	All monies received or held by the Security Holder or by a Receiver under this deed at any time on or after an Event of Default in a currency other than a currency in which the Secured Liabilities are denominated may from time to time be sold for such one or more of the currencies in which the Secured Liabilities are denominated as the Security Holder or Receiver considers necessary or desirable. Neither the Security Holder nor any Receiver shall have any liability to the Company in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

14.2	The Company will indemnify the Security Holder against all costs charges and expenses incurred in relation to all sales under clause 14.1 and against any shortfall between:
14.2.1	any amount received or recovered by the Security Holder in respect of any of the Secured Liabilities which is converted in accordance with clause 14.1 into the currency in which such liability was payable; and

14.2.2	the amount payable to the Security Holder under this deed in the currency of such liability.
14.3	The Company will indemnify the Security Holder, any Administrator or Receiver, any attorney, agent or other person appointed by the Security Holder under this deed and the Security Holder’s officers and employees (each an “indemnified Party”) in respect of all costs, losses, actions, claims, expenses, demands or liabilities whether in contract, tort or otherwise and whether arising at common law, in equity or by statute which may be incurred by, or made against, any of the indemnified Parties (or by or against any manager, agent, officer or employee for whose liability, act or omission any of them may be answerable) at any time relating to or arising directly or indirectly out of or as a consequence of:
14.3.1	anything done or omitted in the exercise of or purported exercise of the powers contained in this deed; or

14.3.2	any breach by the Company of any of its obligations under this deed; or

14.3.3	any Environmental Claim made or asserted against an Indemnified Party which would not have arisen if this deed had not been executed and which was not caused by the willful default of the relevant indemnified Party.

14.4	Each indemnified Party shall have the benefit and may enforce the terms of this deed in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999 in order to enforce or to enjoy the benefit of any term of this deed.

14.5	Despite clause 14.4 or any other provision of this deed, the Security Holder and the Company shall be entitled to agree variations to this deed without notifying the other indemnified Parties or seeking the consent of such indemnified Parties or any of them to the variation.

14.6	All fees, costs and expenses payable under or pursuant to this deed shall be paid together with an amount equal to any value added tax payable by the Security Holder in respect of the same.

15.	DISCHARGE

15.1	Upon payment and complete discharge and performance of all the Secured Liabilities and of all costs, charges and expenses incurred by the Security Holder under or in relation to this deed, the Security Holder shall, at the request and cost of the Company, duly discharge this security and any further security given in accordance with its terms. The Security Holder will also transfer to the Company any of the Mortgaged Property which has been assigned or transferred to the Security Holder.

15.2	Any release, discharge or settlement between the Company and the Security Holder shall be conditional upon no security, disposition or payment to the Security Holder by the Company or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy liquidation, administration or insolvency or for any other reason whatsoever and if such condition is not fulfilled the Security Holder shall be entitled to enforce this deed as if such release, discharge or settlement had not occurred and any such payment had not been made.

16.	SERVICE OF NOTICES AND PROCESS

16.1	Except as stated to the contrary herein any written notice from the Security Holder to the Company and any proceedings issued by the Security Holder requiring service on the Company may be given or served by delivering it at or posting it to:
16.1.1	the Company’s registered office or to such other address of the Company advised to and acknowledged by the Security Holder as being effective for the purposes of this clause; or

16.1.2	any address last known to the Security Holder at which the Company carried on business.

It may also be handed to any of the Company’s officers and, if the Company be a limited liability partnership, to any of its members. Such notice may also be given by facsimile transmission or electronic medium to the Company’s number or address advised to and acknowledged by the Security Holder as suitable for communication by such means.

16.2	Any such notice or process shall be considered served:
16.2.1	if delivered—at the time of delivery; or

16.2.2	if sent by post—48 hours from the time of posting; or

16.2.3	if sent by facsimile transmission or electronic medium—at the time of transmission; or

16.2.4	If handed over—at the time of handing over.
16.3	Any notice in writing by the Company to the Security Holder required hereunder shall take effect at the time it is received by the Security Holder at its registered office or at such other address the Security Holder may advise in writing to the Company for this purpose.

17.	JURISDICTION

17.1	This deed shall be interpreted and shall be governed by the laws of England. The Company will accept the non-exclusive jurisdiction of the English Courts in connection with any matter arising under this deed.

18.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY COMPANY

18.1	The Company certifies that the execution of this deed has been duly authorised by a resolution of the Company’s Board of Directors or a duly constituted Partners’ meeting (as the case may be) and that it does not break any of the provisions of the Company’s Memorandum and Articles of Association or the partnership agreement (as the case may be) or of any other Encumbrance, security or agreement entered into prior to the date of this deed or the laws of any jurisdiction applying to the Company.

18.2	The Company represents and warrants to the Security Holder that:
18.2.1	it is and will at all times be the sole beneficial owner with full title guarantee of all the Mortgaged Property and that no Encumbrances affect it except the Encumbrances (if any) set out in the Third Schedule and general liens in the ordinary course of business;

18.2.2	it has and will at all times have the necessary power to enter into and perform its obligations under this deed;

18.2.3	this deed constitutes its legal, valid, binding and enforceable obligations and is an effective security over all and every part of the Mortgaged Property in accordance with its terms;

18.2.4	all necessary authorisations and consents to enable or entitle it to enter into this deed have been obtained and these will remain in full force and effect during the existence of this security;

18.2.5	the Company has obtained and maintained all such Insurance policies as would be maintained by prudent companies carrying on business of the type carried on by the Company at all relevant times and has complied in all material respects with the terms and conditions of such policies.
18.3	The Company undertakes that no Encumbrances (other than a general lien in the ordinary course of business) ranking in priority to or pari passu with the charges created by this deed will arise after the date of this deed over the Mortgaged Property.

19.	TRANSFERS AND DISCLOSURES

19.1	This deed is freely transferable by the Security Holder. References in this deed to the “Security Holder” shall include its successors, assignees and transferees.

19.2	This deed shall remain binding on the Company notwithstanding any change in the constitution of the Security Holder or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking by, any other person, or any reconstruction or reorganisation of any kind. The security granted by this deed shall remain valid and effective in all respects in favour of the Security Holder and any assignee, transferee or other successor in title of the Security Holder in the same manner as if such assignee, transferee or other successor in title has been named in this deed as a party instead of, or in addition to the Security Holder.

19.3	The Company may not assign or transfer any of its obligations under this deed. Nor may the Company enter into any transaction which would result in any such obligations passing to another person.

19.4	The Security Holder may disclose any information about the Company or any of its Subsidiaries or any other Group Company or any partner and any other person connected or associated with any of them to any member of the Security Holder’s Group and/or to any person to whom it is proposing to transfer or assign or has transferred or assigned this deed. The Company represents and warrants that it has and (so far as permitted by law) will maintain any necessary authority by or on behalf of any such persons to agree to the provisions of this clause.

20.	MISCELLANEOUS

20.1	No delay or omission on the part of the Security Holder in exercising any right or remedy under this deed shall impair that right or remedy or operate as or be taken to be a waiver of it. Any single, partial or defective exercise of any such right or remedy shall not prevent the further exercise of that or any other right or remedy.

20.2	The Security Holder’s rights under this deed are cumulative. They are not exclusive of any rights provided by law. They may be exercised from time to time and as often as the Security Holder sees fit.

20.3	Any waiver by the Security Holder of any terms of this deed or any consent or approval given by the Security Holder under it shall only be effective if given in writing. Such consent and approval shall then only apply for the purpose stated and be subject to any written terms and conditions imposed by the Security Holder.
20.4	If at any time any one or more of the provisions of this deed is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then neither the legality, validity or enforceability of the remaining provisions of this deed nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

20.5	Any certificate signed by a director or authorised officer of the Security Holder as to the amount of the Secured Monies at the date of such certificate shall, in the absence of manifest error or error in law, be conclusive evidence of such amount and be binding on the Company.

20.6	This deed may be executed in any number of counterparts. It will then be as effective as if all signatures on the counterparts were on a single copy of this deed.

20.7	The paper on which this deed is written is, and will remain at all times, the property of the Security Holder, even after the discharge of this security.

20.8	The Security Holder shall not be obliged to make any claim or demand on the Company or any other person liable to the Security Holder or to resort to any Collateral Instrument or other means of payment before enforcing this deed. No action taken or omitted in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Company.

20.9	Any money received pursuant to the realisation of any security created pursuant to this deed (whether before or after any incapacity of the Company or any other person liable) may be placed to the credit of a suspense account with a view to preserving the rights of the Security Holder to prove for the whole of its claims against the Company or against any other person liable or may be applied in or towards satisfaction of the Secured Liabilities in such manner and order as the Security Holder may in its discretion decide.

20.10	The Company agrees to be bound by the other terms of this deed notwithstanding that any charges contained in this deed may be terminated or released or may be or become invalid or unenforceable against the Company whether or not the deficiency is known to the Security Holder.

20.11	Any appointment or removal of a Receiver and any consents under this deed may be made or given in writing signed or sealed by any successors or assigns of the Security Holder and accordingly the Company hereby irrevocably appoints each successor and assign of the Security Holder (and their directors, officers or managers and any person authorised by their directors) to be its attorney in the terms and for the purposes set out in clause 5.

20.12	Any liability or power which may be exercised or any determination which may be made under this deed by the Security Holder may be exercised or made in its absolute and unfettered discretion and it shall not be obliged to give reasons therefor.

20.13	Unless expressly provided for in this deed no express term of this deed is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this deed.

20.14	If the Security Holder receives notice of any subsequent Encumbrance affecting the Mortgaged Property or any part thereof, the Security Holder may open a new account for the Company. If it does not do so then, unless the Security Holder gives express written notice to the contrary to the Company, it shall nevertheless be treated as if it had opened a new account at the time when it received such notice and as from that time all payments made by or on behalf of the Company to the Security Holder shall be credited or be treated as having been credited to the new account and shall not operate to reduce the amount due from the Company to the Security Holder at the time when it received such notice.

21.	DEFINITIONS AND INTERPRETATION

21.1	In this deed any words whose meaning is defined in the Financing Agreement shall have the same meaning.

21.2	In this deed the following words shall have the meaning set out after each of them:
“Act of Default” in relation to the Company, any event set out in clause 6.1.
“Administrator” Any person appointed under Schedule B1 of the Insolvency Act 1986 to manage the Company’s affairs, business and property.
“Collateral instrument” Notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any liabilities of any parson and includes any document or instrument creating or evidencing an Encumbrance.
“Debt” has the same meaning as in the Financing Agreement.
“Encumbrance” Any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, flawed asset agreement, preferential right, trust arrangement or other security arrangement, whether by law or agreement.
“Environment”
(1)	Land, including, without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (2) immediately below) and natural and man-made structures;

(2)	water, including, without limitation, coastal and inland waters, surface waters, aquatic sediment, ground waters and water in drains and sewers;

(3)	air, including, without limitation, air inside buildings and other natural and man-made structures above or below ground; and

(4)	any living systems or organisms supported by the media set out in (1), (2), or (3) above.
“Environmental Claim” in relation to the Environment and Environmental Laws any written claim, demand, suit or notice from a third party or any order of a court of competent jurisdiction; or any suit, claim, demand or notice from any Environmental Regulator or any charge or condition imposed by any Environmental Regulator or any notice served by any Environmental Regulator requiring remediation or any written indication from any Environmental Regulator that a requirement to carry out Remediation will be imposed.
“Environmental Laws” All European Community, national, state, federal, regional or local laws, common law, statutes, ordinances, directives, directions, regulations, notices, relevant clean-up standards, judgments, decrees or orders, codes of practice, the requirements and conditions of all Environmental Licenses both express and implied, covenants, agreements, circulars, guidance notes, judicial and administrative interpretations of each of the foregoing concerning (without limitation) the protection of human health or the Environment or the conditions of the workplace and worker health and safety and process safety, or the generation, transportation, storage, treatment or disposal of any Relevant Substance, as enacted, amended, replaced or supplemented from time to time.
“Environmental Licence” Any permits, consents, licences, certificates, notices, filings, lodgements, agreements, directions, declarations, exemptions, variations, renewals and amendments and other authorisations and approvals required or provided under Environmental Law.
“Environmental Regulator” Any governmental entity or other public or quasi public authority or privatised utility having responsibility for any matters concerning the Environment or Environmental Law.
“Financing Agreement” The agreement for the sale and purchase of Debts and/or a conditional sale agreement and/or any other type of agreement between the Company and the Security Holder, details of which are set out in the Sixth Schedule and any amendments or alternations to it or them and any replacement of it which may be agreed between the Company and the Security Holder.
“Fixed Charge Debts” All the Company’s Non-Vesting Debts and their respective Related Rights and all the Company’s Floating Charge Debts following the conversion of the floating charge thereon into a fixed charge.
“Floating Charge Debts” All sums due and owing or accruing due and owing to the Company whether or not on account of its trading both present and future except:

(1)	Fixed Charge Debts (if any); and

(2)	any Debts whilst they remain absolutely and effectively vested in or held on trust for the Security Holder under the Financing Agreement and whether such vesting results from a legal or equitable assignment.
“Group Company” The Company and its Subsidiaries, its holding company (as defined in Section 736 of the Companies Act 1985) and the Subsidiaries of its holding company.
“Insolvent” The happening of any of the following events in relation to the Company or, if the Company be a limited liability partnership, in relation to any partner therein:
(1)	a distress or execution being levied on or issued against any of the Mortgaged Property;

(2)	entering or seeking to enter into any scheme of arrangement of its affairs or composition in satisfaction of its or his debts with its or his creditors whether in accordance with the Insolvency Act 1986 or otherwise;

(3)	the taking of any action for its winding up, dissolution or re-organisation (otherwise than for the purposes of an amalgamation or reconstruction while solvent on terms previously approved in writing by the Security Holder) or the taking of any action for the appointment of a Receiver, administrative receiver, Administrator, trustee or similar officer over it or him of all or any part of its or his revenue or assets;

(4)	a petition being presented or an order being made for the winding up of the Company;

(5)	the Security Holder receiving from any person a notice of intention to appoint an Administrator, an Administrator being appointed, a petition being presented, an application made, an administration order being sought on the basis of an undertaking to present a petition, or any other step being taken for the purpose of the appointment of an Administrator or the Security Holder reasonably believing that any such petition, application or other step is imminent or an administration order being made in relation to the Company;

(6)	a meeting of creditors being called for winding up the Company or for any other purpose referred to in the Insolvency Act 1986;

(7)	a statutory demand under the Insolvency Act 1986 being served;

(8)	an encumbrancer taking possession of any part of the undertaking or property of the Company or of a partner or a Receiver being appointed over the whole or any part of the assets of the Company or a partner;

(9)	entering into any informal arrangement or composition with or for the benefit of the Company’s or a partner’s general body of creditors;

(10)	being unable to pay its or his debts as they become due;

(11)	being deemed insolvent under the Insolvency Act 1986;

(12)	the issue of a statutory demand or a bankruptcy petition against any partner;

(13)	applying for a Moratorium or entering into a standstill with respect to all or any class of its debts or announcing an Intention to do so.
“Insurances” All present and future contracts or policies of insurance (including life assurance policies) taken out by the Company or in which the Company from time to time has any Interest.
“Intellectual Property” All patents, trade marks and service marks (whether registered or not) trade names, registered designs, design rights including applications for and rights to apply for any of the aforesaid matters, semi-conductor topography rights, database rights, copyrights, computer programs, know-how, trade secrets and all other intellectual or intangible property or rights and all licences, agreements and connected rights relating to intellectual and intangible property, in each case now or from time to time hereafter owned by the Company, including any renewals, revivals or extensions thereof and wherever subsisting in the world and the Company’s licences and rights to use or exploit any of the aforesaid owned or possessed by any third party.
“Moratorium” A moratorium in respect of the Company under Schedule Al to the Insolvency Act 1986 (as introduced by the Insolvency Act 2000).
“Mortgaged Property” The subject matter of the mortgages and charges (or any or any part of them, If the context so allows) created by this deed including those set out in clause 2.
“Non-Vesting Debts” All or any Debts of the Company purchased or to be purchased by the Security Holder pursuant to the Financing Agreement but which either (i) fail to vest absolutely and effectively in the Security Holder for any reason, together with the Related Rights to such Debts or (ii) are found to vest in the Security Holder by way of security.
“Receiver” includes a receiver or manager or receiver and manager or an administrative receiver as defined in Section 29(2) of the Insolvency Act 1989 or a receiver of part only of the property of the Company or a receiver only of the income arising from such property or from part of it or where the context so permits an Administrator.

“Receivership Assets” Such part of the Mortgaged Property, not being the whole or substantially the whole of the Company’s property, as the Security Holder may specify.
“Related Rights” Has the same meaning as in the Financing Agreement.
“Relevant Substance” Any natural or artificial substance in solid or liquid form or in the form of a gas or vapour whether alone or in combination with any substance capable of causing harm to man or any other living organism supported by the Environment or damaging the Environment or public health or welfare including, but not limited to, any controlled, special, hazardous, toxic or dangerous waste.
“Remediation” Any and all investigating, sampling, analysing, removing, remedying, cleaning-up, abating, containing or ameliorating the presence in or effect on the Environment of any contamination or pollution including, without limitation, the removal, treatment and disposal of material and the treatment and monitoring of ground waters and gases and emissions to air and the obtaining of expert technical and legal advice (including all project management functions) in relation thereto.
“Remittance” Cash, cheques, bills of exchange, negotiable and non negotiable instruments, letters of credit, orders, drafts, promissory notes, electronic payments and any other instruments, methods or forms of payment or engagement.
“Secured Liabilities” Both the Secured Monies and the obligations and liabilities referred to in clause 1.1.2.
“Secured Monies” All the monies which now or at any time in future may be owing due and/or payable (but remaining unpaid) by the Company to the Security Holder in any manner and for any reason on any account; Secured Monies include all such monies due by the Company, either alone or jointly with any other person or on any partnership account (even though the whole of any part of such monies is represented or secured by any mortgages, guarantees, trust receipts, bills of exchange, leasing, hire or conditional sale agreements, assignments, agreements for discounting or factoring of debts or any other agreements or securities) and whether or not any of them have or has fallen due or become payable and whether or not default shall have been made in respect thereof; Secured Monies also means any of the following items, whether now or in the future:
(1)	all monies due or payable under the Financing Agreement or any other agreement between the Company and the Security Holder whether or not for the sale and purchase of debts;

(2)	all monies which the Security Holder can charge to the Company and all costs, charges and expenses incurred by the Security Holder after default in payment of any such monies or of breach by the Company of any of the provisions of this deed;

(3)	the charges of surveyors and/or solicitors instructed by the Security Holder in connection with any part of the Mortgaged Property;

(4)	all advances which the Security Holder has made or shall make to the Company;

(5)	any indebtedness now or hereafter to be incurred by the Security Holder for or at the request of the Company, including all monies which the Security Holder shall pay or become liable to pay for or on account of the Company or any other person at the request or order of the Company or under its authority, either alone or jointly with any other person and whether or not by any of the following:
5.1	the Security Holder making direct advances; or

5.2	the Security Holder drawing, accepting, endorsing, paying or discounting any Remittance; or

5.3	the Security Holder entering into any bond, guarantee, indemnity or letter of credit; or

5.4	the Security Holder confirming orders; or

5.5	the Security Holder otherwise accepting any other liability for or on behalf of the Company;
(6)	all costs charges and expenses which the Security Holder may from time to time incur in:
6.1	stamping, perfecting, registering or enforcing this security; or

6.2	the negotiations for the preparation and execution of this deed and the Financing Agreement or any priority arrangement, waiver or consent in respect of them; or

6.3	obtaining payment or discharge of Secured Monies; or

6.4	paying any rent, rates, taxes or outgoings for the Mortgaged Property; or

6.5	insuring, repairing, maintaining, managing or realising any part of the Mortgaged Property; or

6.6	the preservation or exercise of any rights under or in connection with this deed or any attempt to do so; or

6.7	giving a discharge or release of this security; or

6.8	dealing with or obtaining advice about any other matter or question arising out of or in connection with this deed;
with the Intention that the Security Holder shall be afforded a full complete and unlimited indemnity against all costs, charges and expenses paid or incurred by it and whether arising directly or indirectly in respect of this security or of any other security held by the Security Holder for the Secured Monies and such costs, charges and expenses shall include the appropriate proportion of the salaries, bonuses, national insurance and direct expenses of any staff or officers of the Security Holder and the fair and reasonable proportion of the overheads of the Security Holder attributable to such staff and officers;
(7)	all monies expended by any attorney appointed under clause 5.4 in exercising his powers;

(8)	interest on all monies due and owing to the Security Holder at such rate as may from time to time be payable pursuant to any agreement or arrangement relating thereto, and in the absence of any agreement or arrangement at four per cent above the Base Rate from time to time of Barclays Bank Plc accruing from day to day and compounded monthly.
“Securities” All stocks, shares, bonds and securities of any kind whatsoever and whether marketable or otherwise and all other interests (including but not limited to loan capital) both present and future held by the Company in any person and includes all allotments, rights, monies, benefits, advantages and other property whatsoever at any time accruing, offered or arising in respect of or incidental to the same and all money or property offered at any time by way of dividend, conversion, redemption, bonus, substitution preference, option, exchange or otherwise in respect thereof.
“Security Holder” Where the context permits includes its officers, agents and representatives.
“Security Holder’s Group” The Security Holder, its Subsidiaries, its holding company (as defined in Section 736 of the Companies Act 1985) and the Subsidiaries of its holding company.
“Subsidiary”
(1)	A subsidiary within the meaning of Section 736 of the Companies Act 1985; and

(2)	unless the context otherwise requires, a subsidiary undertaking within the meaning of Sections 258-260 of the Companies Act 1985 as substituted by Section 21 of the Companies Act 1989.
In the construction and interpretation of this deed:

21.3.1	the singular shall include the plural and vice versa; reference to one gender shall include a reference to any other genders;

21.3.2	references to persons shall be treated as including individuals, firms, partnerships, corporations, organs of government, whether local, national or supra national and any other entity recognised by law;

21.3.3	references to any Act of Parliament shall be treated as including each Act as amended, modified or re-enacted from time to time and all rules, regulations, orders and subordinate legislation made in accordance with it;

21.3.4	references to “clauses” and to “schedules” are to those in this deed unless otherwise stated;

21.3.5	where the Company has an obligation to carry out an act then it shall be fully responsible for the costs and expenses of doing so;

21.3.6	where the Security Holder acts in accordance with this deed the Company will indemnify the Security Holder against all costs and expenses incurred;

21.3.7	where any discretion is vested in a Receiver or the Security Holder it shall be treated as an absolute discretion;

21.3.8	each of the provisions of this deed shall be severable and distinct from one another;

21.3.9	references to this “deed” and other documents referred to in it includes any supplemental or collateral document to each of them or which is entered into pursuant to each of them and any document varying, supplementing, novating or replacing the same from time to time;

21.3.10	references to “charges” shall be treated as references to the mortgages and/or charges created by this deed;

21.3.11	references to this “security” shall be treated as reference to the security created by this deed;

21.3.12	headings to clauses are for reference only and shall not affect the Interpretation of this deed;

21.3.13	the meaning of general words introduced by the word “other” or the word “otherwise” shall not be limited by reference to any preceding word or enumeration indicating a particular class of acts, matters or things.